June 18, 2001



Robert E.W. Hancock, Ph.D.
Director, Center for Microbial Diseases
  and Host Defense Research
University of British Columbia
#300 6174 University Boulevard
Vancouver, B.C.
Canada V6T 1Z3

Re:      Consulting Agreement

Dear Dr. Hancock:

We are pleased that you are willing to engage in a consulting relationship with Helix BioMedix, Inc. ("Helix") as a member of our Scientific Advisory Board ("SAB"). We believe that your expertise will help us meet our research and development goals.

Your consultantship with us shall be on the following terms:

     1. This agreement shall be effective as of the date of your acceptance hereof and shall terminate three years thereafter. However, this agreement may be terminated at any time by you or by Helix upon thirty (30) days advance written notice to the other.

     2. Your position shall be that of an independent contractor and not an employee or agent of Helix. During the term of this agreement, you agree to be available to Helix on an "as requested" basis, which we both expect to be several times during each month.

     3. In consideration of your SAB related consulting services rendered to Helix (as specified in paragraph 4 below), Helix will, upon your execution of this Agreement, compensate you as follows:

     o Helix will grant to you a warrant to purchase 10,000 shares of Helix's common stock with a purchase price of $1.50 per share and ten-year term. Then, on each annual anniversary of the date of your acceptance of this agreement, Helix will grant to you an additional warrant to acquire up to 10,000 shares of Helix's common stock with a purchase price equal to the then fair market value as determined by Helix's Board of Directors. Specifically, if you attend all SAB meetings during the 12 months prior to the contract anniversary, the Company will grant you a warrant to purchase 10,000 shares. If you attend

Robert E.W. Hancock, Ph.D.
June 18, 2001
Page 2


          fewer than all of the scheduled meetings during that year, the Company will grant you a warrant to purchase 2,500 shares for each meeting attended, up to a maximum of 10,000 shares.

     o Helix will pay you $2,000 (U.S.) for each month that you provide services hereunder.


     o Helix will reimburse you for the reasonable out-of-pocket costs attributable to your attendance of SAB meetings.

     4. Your services as a SAB member will primarily be as follows:

     o    attend periodic SAB meetings as requested by Helix management;

     o provide your expertise as a member of SAB subgroups, established to address specific issues or concerns identified from time to time;

     o    assist  in  identifying  and  evaluating  third  party   opportunities
          (including research and development) in related technologies, subject to paragraph 6 below;

     o    critically evaluate Helix's research and development programs;

     o    advise Helix scientists in research strategy and direction;

     o    assist  Helix   scientists  with   investigating   and   understanding
          mechanisms of action; and

     o    review  progress  of  Helix's  specific   projects  and  research  and
          development efforts with management.

Helix employees or agents may consult with you individually, by telephone or facsimile or provide documents for your review and analysis. You will be engaged by Helix as a consultant for the exchange of ideas only and shall not direct or conduct research for or on behalf of Helix.

     5. In addition, you have agreed to assist Helix in its efforts to license certain intellectual property from the University of British Columbia. In consideration of your assistance to Helix in this matter, Helix will, upon the execution of a license agreement upon substantially the terms contained in the term sheet attached hereto as Schedule A grant to you a warrant to purchase up to 250,000 shares of Helix's common stock at a purchase price of $1.50 per share with a ten-year term. The right to purchase shares upon exercise of the warrant will vest ratably over six (6) six-month intervals commencing on the date that is six months after the later of (i) the date of the License Agreement, or (ii)

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Robert E.W. Hancock, Ph.D.
June 18, 2001
Page 3


the date upon which all of the patents referred to in the License Agreement have been issued so that you will be entitled to purchase 41,667 shares for each six-month period following the relevant trigger date of the License Agreement.

     6. You shall not disclose to others or utilize for your own research, without Helix's written consent, any unpublished information concerning Helix's scientific or business interests with which you become familiar in your contacts with us. Similarly, you shall not: (1) disclose to others the results of any specific nature of your consulting work for Helix; or (2) use any unpublished or proprietary information provided to you by Helix for purposes other than providing consulting services to Helix. Your obligations under this paragraph shall continue beyond termination of this agreement insofar as they relate to your activities under this agreement prior to its termination.

     7. If in connection with your consultantship, you contribute as an inventor (as determined by applicable laws regarding inventorship) to any invention for Helix, you shall assign your right, title and interest in the invention, domestic or foreign, to Helix, signing all papers, executing all oaths, and doing everything necessary and proper to assign to Helix domestic and foreign rights to said inventions.

Helix will compensate you for any expense you incur in assigning, obtaining, maintaining, and enforcing any patent covering any invention for which you are a named inventor, as set forth above. Helix will also reasonably and fairly compensate you for time which you may spend subsequent to the termination of this agreement in securing or enforcing Helix's rights in the invention. These obligations shall continue beyond the term of this agreement.

It is our understanding that you have no preexisting obligations which are inconsistent with your acceptance of the foregoing terms or which would preclude your complete performance under the above terms. If our understanding is correct and if you accept the


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Robert E.W. Hancock, Ph.D.
June 18, 2001
Page 4



foregoing terms, please so indicate by signing, dating, and returning to us the enclosed duplicate counterpart original of this letter, along with the stock purchase agreement.

We look forward to your continued association with us.

Sincerely,

HELIX BIOMEDIX, INC.


/s/ R. Stephen Beatty
----------------------------
R. Stephen Beatty, President


Accepted and Agreed to this     day of              , 2001.
                           ----        -------------

/s/ Robert E.W. Hancock
-------------------------------     ------------------
Robert E.W. Hancock, Ph.D.          Social Security No.

RSB:bre
Enclosure